Exhibit 4.5

ATLANTIC TELE-NETWORK, INC.

2005 RESTRICTED STOCK AND INCENTIVE PLAN

SECTION 1. General.

1.1 Purpose. The purpose of the 2005 Restricted Stock and Incentive Plan (the “Plan”) is to secure for Atlantic Tele-Network, Inc. (the “Company”), and any parent or subsidiaries of the Company (each, a “Related Corporation”) the benefits arising from capital stock ownership by those employees and officers of the Company and any Related Corporation responsible for the Company’s future growth and continued success.

1.2 Menu of Stock Incentives. The Plan provides a means whereby officers and employees of the Company and any Related Corporation may be granted:

(i)	stock in the Company upon the achievement of certain Performance Objectives (“Performance Shares”);

(iii)	stock in the Company, or the right to make direct purchases thereof, which grant or purchase may be subject to specified restrictions (“Restricted Stock”).

Each grant of Performance Shares and Restricted Stock, including the right to purchase Restricted Stock, is referred to as an “Award.” The document, if any, pursuant to which an Award is granted or by which an Award is governed, is referred to as an “Award Agreement,” which term includes any Stock Restriction Agreement and all other agreements provided for hereunder. In the absence of an explicit provision in any Award Agreement overriding a default provision of this Plan, the provision of this Plan shall apply.

1.3 Shares Subject to the Plan. The stock offered under the Plan consists of shares of the Company’s common stock, par value $.01 per share (“Common Stock”). The maximum number of shares in respect of which Awards may be granted pursuant to the Plan shall not exceed, in the aggregate, 250,000 shares (the “Plan Limit”). Plan shares may be authorized and unissued shares or may be treasury shares. The share limits provided for herein are subject to adjustment as provided in Sections 9 and 10. If the Performance Objectives for an Award of Performance Shares are not satisfied, or if the Company reacquires any unvested shares issued pursuant to Restricted Stock Awards, the unpurchased shares subject thereto, and any unvested shares so reacquired or not earned, shall again be available for subsequent Awards under the Plan.

1.4 Additional Definitions.

For purposes of this Plan, the following terms have the indicated definitions:

“Participants” are all officers and employees of the Company and any Related Corporation selected by the Board of Directors as eligible to receive Awards.

Atlantic Tele-Network, Inc. Restricted Stock and Incentive Plan

“Code” refers to the Internal Revenue Code of 1986, as amended from time to time and the applicable U.S. Treasury Department regulations promulgated thereunder (and such regulations are sometimes cited as “Treas. Reg.”).

“Parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation” as those terms are defined in Section 424 of the Code.

“Registered Shares” refers to any class of stock registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Covered Employees” of the Company are those employees of the Company described in Section 162(m)(3) of the Code if the Company is otherwise subject to Section 162(m) of the Code.

1.5 Fair Market Value. For purposes of this Plan, “Fair Market Value” shall be determined as of the last business day for which prices or quotes are available prior to the date such Award is granted and shall mean on such date, (i) the average of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if such Common Stock is then traded on a national securities exchange, (ii) the last reported sale price of the Common Stock on the NASDAQ Stock Market if the Common Stock is not then traded on a national securities exchange or (iii) the closing bid price (or average of bid prices) last quoted by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ Stock Market.

SECTION 2. Administration.

2.1 Board of Directors. The Plan is administered by the Board of Directors of the Company whose construction and interpretation of the terms and provisions hereof, and of any Award Agreement, shall be final and conclusive. The Board of Directors may in its sole discretion grant Performance Share Awards, Restricted Stock Awards, and authorization to make purchases of Restricted Stock, all as provided in the Plan. The Board of Directors shall construe the Plan and Award Agreements, prescribe, amend and rescind rules and regulations relating to the Plan, determine the terms and provisions of all Award Agreements, which need not be identical, and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. Stock issued pursuant to the Plan may be subject to such restrictions on transfer, vesting, repurchase rights or other restrictions as shall be determined by the Board of Directors, which may also establish circumstances under which such conditions may be waived, including acceleration of vesting in the event of a change in control or in other circumstances as reflected in a particular Stock Restriction Agreement. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in order to carry out the intentions of the Plan and it shall be the sole and final judge of such intentions. No director shall be liable for any action taken or determination made in good faith. Any director to whom an Award is granted shall be ineligible to vote upon his or her Award, but Awards may be granted any such director by a vote of the remainder of the directors, except as limited herein.

2.2 Plan Committee. The Board of Directors may delegate any or all of its powers under the Plan to a Compensation Committee or other Committee (the “Committee”) appointed by the Board of Directors consisting of at least two members of the Board of Directors. The members of the Committee shall at all times be: (i) “outside directors” as such term is defined in

Atlantic Tele-Network, Inc. Restricted Stock and Incentive Plan

Treas. Reg. § 1.162-27(e)(3) (or any successor regulation); and (ii) “non-employee directors” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, as such terms are interpreted from time to time. If the Committee is so appointed, all references to the Board of Directors herein shall mean and relate to such Committee, unless the context otherwise requires.

2.3 Compliance with Section 162(m) of the Code. Section 162(m) of the Code generally limits the tax deductibility to publicly held companies of compensation in excess of $1,000,000 paid to certain Covered Employees. As long as the Company is subject to Section 162(m) of the Code, it is the Company’s intention to preserve the deductibility of such compensation to the extent it is reasonably practicable and to the extent it is consistent with the Company’s compensation objectives. If the Company is subject to Section 162(m) of the Code, in order for the full value of an Award granted to Covered Employees to be deductible by the Company for federal income tax purposes, the Company may intend for such Awards to be treated as “qualified performance-based compensation” as described in Treas. Reg. §1.162-27(e) (or any successor regulation). If at any time the Code or Treasury Regulations permit a safe-harbor for performance shares or restricted stock that requires a maximum limitation of awards to a Covered Employee in any year, the maximum Award hereunder shall be ten percent of the aggregate shares available at the inception of this Plan, as may be adjusted by the application of Sections 9 or 10, or 25,000 shares absent any such adjustment.

SECTION 3. Eligibility.

Awards of Performance Shares, Restricted Stock and authorization to make purchases of Restricted Stock may be granted to any Participant. The Board of Directors may take into consideration a Participant’s individual circumstances in determining whether to grant an Award or to authorize a purchase. Granting of any Award or approval of any purchase for an individual shall neither entitle that individual to, nor disqualify that individual from, participation in any other grant of Awards.

SECTION 4. Granting Awards.

Awards may be granted under the Plan at any time after the Effective Date specified in Section 14 and prior to the tenth anniversary of the Effective Date. The date of grant of an Award under the Plan will be the date specified by the Board of Directors at the time it grants such Award; provided that such date shall not be prior to the date on which the Board of Directors takes such action. Awards may be granted alone or in addition to other grant of Awards under the Plan.

SECTION 5. Special Provisions Applicable to Restricted Stock Awards.

5.1 Grants of Awards. The Board of Directors may grant a Participant a Restricted Stock Award subject to such terms and conditions as the Board of Directors deems appropriate, including, without limitation, the purchase price, if any, for shares of common stock, the period and conditions for vesting of such shares, and restrictions on the pledging, sale, assignment, transfer or other disposition of such shares and the requirement that the Participant forfeit all or a portion of such shares back to the Company, or to its designee, upon termination of employment as otherwise set forth in the applicable Award Agreement.

5.2 Conditions. Approval of Restricted Stock Awards shall be subject to the following conditions:

(a) Each Participant receiving a Restricted Stock Award shall enter into an agreement (a “Stock Restriction Agreement”) with the Company, if required by the Board of Directors, and in the form specified by the Board of Directors, agreeing to such terms and conditions of the Restricted Stock Award as the Board of Directors deems appropriate.

Atlantic Tele-Network, Inc. Restricted Stock and Incentive Plan

(b) Shares issued and transferred to a Participant pursuant to a Restricted Stock Award may, if required by the Board of Directors, be deposited with the Treasurer or other officer of the Company designated by the Board of Directors to be held until the lapse of the vesting and other restrictions upon such shares, and each Participant shall execute and deliver to the Company, from time to time, as requested, stock powers enabling the Company to exercise its rights hereunder.

(c) Certificates for shares issued pursuant to a Restricted Stock Award shall, if the Company deems it advisable, bear a legend to the effect that they are issued subject to specified restrictions.

(d) Certificates representing the shares issued pursuant to a Restricted Stock Award shall be registered in the name of the Participant and shall be owned by such Participant. Such Participant shall be the holder of record of such shares for all purposes, including voting and receipt of dividends paid with respect to such shares, except as may be limited pursuant to the Stock Restriction Agreement in respect of unvested shares.

5.3 Nontransferability. Prior to the lapse of restrictions as set out in a Participant Award Agreement, shares issued pursuant to a Restricted Stock Award may not be sold, assigned, transferred, alienated, commuted, anticipated or otherwise disposed of (except, subject to the provisions of the Participant’s Stock Restriction Agreement, by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation (except to the Company if provided for in the Restricted Stock Agreement), or be otherwise encumbered, and are not subject to attachment, garnishment, execution or other legal or equitable process. Any attempt at action in contravention of this Section 5.3 shall be null and void. If any Participant should attempt to dispose of or encumber the Participant’s shares issued pursuant to a Restricted Stock Award prior to the lapse of the restrictions imposed on such shares, the Participant’s interest in such shares shall terminate and such shares shall be forfeited and revert to the Company.

SECTION 6. Special Provisions Applicable to Performance Shares.

6.1 Performance Share Awards. The Board of Directors shall (i) determine and designate from time to time those Participants or groups of Participants to whom Awards of Performance Shares are to be made, (ii) determine the Performance Period and Performance Objectives applicable to such Awards, (iii) determine the form of settlement of a Performance Share and (iv) generally determine the terms and conditions of each such Award subject to the provisions of the Plan. At any date, each Performance Share shall have a value equal to the Fair Market Value of a share of Common Stock at such date; provided that, the Board of Directors may limit the aggregate amount payable upon the settlement of any Award.

6.2 Performance Periods and Performance Objectives. (a) The Board of Directors shall determine a Performance Period of not less than two nor more than five years with respect to the granting of Performance Shares. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Shares for which different Performance Periods are prescribed.

Atlantic Tele-Network, Inc. Restricted Stock and Incentive Plan

(b) The Board of Directors shall determine the Performance Objectives of Awards of Performance Shares. Performance Objectives may vary from Participant to Participant and between groups of Participants and shall be based upon such Performance Goals as the Board of Directors may deem appropriate. The Performance Objectives shall be established by the Board of Directors prior to, or reasonably promptly following the inception of, a Performance Period but, to the extent required by Section 162(m) of the Code with respect to a Covered Employee, by no later than the earlier of the date that is ninety days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent of the Performance Period has elapsed.

(c) At the beginning of a Performance Period, the Board of Directors shall determine for each Participant or group of Participants the number of Performance Shares or the percentage of Performance Shares that shall be paid to the Participant or member of the group of Participants if Performance Objectives are met in whole or in part.

6.3 Certification and Payment.

(a) Following the completion of each Performance Period, the Board of Directors shall certify in writing, in accordance with the requirements of Section 162(m) of the Code to the extent applicable, whether the Performance Objective and other material terms for paying amounts in respect of each Performance Share Award related to that Performance Period have been achieved or met. Unless the Board of Directors determines otherwise, Performance Share Awards shall not be settled until the Board of Directors has made the certification specified under this Section 6.3(a).

(b) Each Award of a Performance Share shall be paid in whole shares of Common Stock, or cash, or a combination of Common Stock and cash either as a lump sum payment or in annual installments, all as the Board of Directors shall determine, with payment to commence as soon as practicable after the end of the relevant Performance Period but no earlier than following the determination made in Section 6.5 hereof. Subject to the terms of the applicable program, the Award may also be paid in shares of Common Stock or Restricted Stock.

(c) Performance Share Awards may be structured in the form of Restricted Stock Units or any substantially similar instrument evidencing the right to receive a share of Common Stock, or a cash payment equal to the Fair Market Value of a share of Common Stock, at some future date upon the lapse of the applicable restrictions established by the Board of Directors or upon the satisfaction of any applicable Performance Goals established by the Board of Directors hereunder. To the extent provided for by the Board of Directors, the rules applicable to Restricted Stock hereunder shall apply to Restricted Stock Units payable in Common Stock.

(d) With respect to Performance Shares that may be settled through the grant of Common Stock, a Participant shall not be granted Performance Shares for all of the Performance Periods commencing in a calendar year that permit the Participant to earn Common Stock covering more than the Share Limit in respect of such Participant. In addition, separate and apart from the limit in the previous sentence, with respect to Performance Share Awards to be settled in cash, a Participant shall not be granted Performance Share Awards for all of the Performance Periods commencing in a calendar year that permit the Participant in the aggregate to earn a cash payment in excess of the Fair Market Value of the Share Limit as of the first day of the first Performance Period commencing in such calendar year.

Atlantic Tele-Network, Inc. Restricted Stock and Incentive Plan

6.4 Adjustments.

(a) The Board of Directors is authorized at any time during or after a Performance Period to reduce or eliminate the Performance Share Award of any Participant for any reason, including, without limitation, changes in the position or duties of any Participant with the Participating Company during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. In addition, to the extent necessary to preserve the intended economic effects of the Plan to the Company (or any Related Corporations) and the Participant, the Board of Directors shall adjust Performance Objectives, the Performance Share Awards or both to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of the Company or any subsidiary into another corporation, any consolidation of the Company or any subsidiary into another corporation, any separation of the Company or any subsidiary (including a spin-off or the distribution of stock or property of the Company or any subsidiary), any reorganization of the Company or any subsidiary or a large, special and non-recurring dividend paid or distributed by the Company (whether or not such reorganization comes within the definition of Section 368 of the Code), (iii) any partial or complete liquidation of the Company or any subsidiary or (iv) a change in accounting or other relevant rules or regulations (any adjustment pursuant to this Clause (iv) shall be subject to the timing requirements of the last sentence of the definition of Performance Goal set forth in the Plan); provided, however, that no adjustment hereunder shall be authorized or made if and to the extent that the Board of Directors determines that such authority or the making of such adjustment would cause the Performance Share Awards to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code with respect to a particular Participant.

(b) If a Participant terminates service with all Related Corporations during a Performance Period because of death, total disability, normal retirement, or under other circumstances where the Board of Directors in its sole discretion finds that a waiver would be in the best interests of the Company, that Participant may, as determined by the Board of Directors, be entitled to an Award of Performance Shares at the end of the Performance Period based upon the extent to which the Performance Objectives were satisfied at the end of such period, which Award, in the discretion of the Board of Directors, may be maintained without change or reduced and prorated for the portion of the Performance Period during which the Participant was employed by any Participating Company; provided, however, the Board of Directors may provide for an earlier payment in settlement of such Performance Shares in such amount and under such terms and conditions as the Board of Directors deems appropriate or desirable, but only to the extent consistent with the requirements of Section 162(m) of the Code to the extent applicable in respect of such Participant. If a Participant terminates service with all Related Corporations during a Performance Period for any other reason, then such Participant shall not be entitled to any Award with respect to that Performance Period unless the Board of Directors shall otherwise determine.

Atlantic Tele-Network, Inc. Restricted Stock and Incentive Plan

6.5 Definitions Applicable to Performance Shares. For purposes of this Section 6, the following terms have the definitions indicated below:

“Performance Goals” means or may be expressed in terms of any of, but not limited to, the following business criteria: (i) net income, (ii) earnings per share, (iii) operating income, (iv) operating cash flow, (v) earnings before income taxes and depreciation, (vi) earnings before interest, taxes, depreciation and amortization, (vii) operating margins (viii) reductions in operating expenses, (ix) sales or return on sales (x) total stockholder return (xi) return on equity, (xii) return on total capital, (xiii) return on invested capital, (xiv) return on assets, (xv) economic value added, (xvi) cost reductions and savings, (xvii) increase in surplus, (xviii) productivity improvements, (xix) an executive’s attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions and sales or developing long term business goals. A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Board of Directors, the Performance Goals will be determined using GAAP consistently applied during a Performance Period to the extent relevant.

“Performance Objective” means the level or levels of performance required to be attained with respect to specified Performance Goals for a Participant to become entitled to specified Performance Shares.

“Performance Period” means the period, expressed in months or years, designated by the Board of Directors during which performance will be measured in order to determine a Participant’s entitlement to receive payment of Performance Shares.

SECTION 7. Effect of Termination of Employment or Death.

7.1 Termination Generally. If a Participant ceases to be employed by the Company or a Related Corporation for any reason, including retirement but other than death, any Award that has not vested under the Plan shall immediately terminate, including the right to purchase shares of Restricted Stock, subject to the terms of the applicable Award Agreement.

7.2 Effect of Termination of Employment or Death on Restricted Stock Awards. Unless otherwise provided in the applicable Stock Restriction Agreement, if, prior to the lapse of restrictions applicable to the Restricted Stock Award, the Participant ceases to be an employee of the Company or the Related Companies for any reason, or in the case of a Participant that is not an employee, such Participant’s relationship with the Company terminates, the Restricted Stock Awards to such Participant as to which vesting restrictions have not lapsed, shall be forfeited to the Company, effective on the date of the Participant’s termination of employment or the termination of such relationship. The Board of Directors shall have the sole power to decide in each case (a) what number of shares have vested and (b) to what extent leaves of absence shall be deemed a termination of employment.

7.3 Forfeiture of Gains on Exercise. To the extent provided in a Participant’s Award Agreement, if a Participant terminates employment in breach of any covenants and conditions subsequent set forth in this Section 7.4 and becomes employed by a competitor of the Company within one year after the date of the receipt of any Award, including the purchase of any Restricted Stock, the Participant shall pay to the Company an amount equal to the value of the Award measured by the amount reported as taxable compensation to the Participant by the Company for federal income tax purposes, and in each case without regard to any subsequent

Atlantic Tele-Network, Inc. Restricted Stock and Incentive Plan

fluctuation in the market price of the shares of Common Stock of the Company. Any such amount due hereunder shall be paid by the Participant within thirty days of becoming employed by a competitor. By accepting an Award, including the purchase of any Restricted Stock hereunder, the Participant is authorizing the Company to withhold, to the extent permitted by law, the amount owed to the Company hereunder from any amounts that the Company may owe to the Participant in any capacity whatsoever. For purposes of this Section 7.3, the receipt of any Award, including the purchase of any Restricted Stock, shall be subject to the satisfaction of the following conditions subsequent by the Participant: (i) the Participant shall refrain from engaging in any activity that in the opinion of the Board of Directors is competitive with any activity of the Company or any Related Corporation, excluding any activity undertaken upon the written approval or request of the Company, (ii) the Participant shall refrain from otherwise acting in a manner inimical or in any way contrary to the best interests of the Company, and (iii) the Participant shall furnish the Company such information with respect to the satisfaction of the foregoing conditions subsequent as the Board of Directors shall reasonably request.

7.4 Applicable Award Agreement. The Board of Directors may vary the terms set forth in Sections 7.1, 7.2 and 7.3 by providing for different provisions in the applicable Stock Restriction Agreement or other Award Agreement.

SECTION 8. Requirements of Law.

8.1 Violations of Law. No shares shall be issued and delivered pursuant to any Award or the payment for any Restricted Stock, unless and until, in the opinion of counsel for the Company, any applicable registration requirements of the Securities Act of 1933, as amended, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been fully complied with. Each Participant by accepting an Award agrees to represent, and agree in writing, for himself or herself and for such Participant’s transferees by will or the laws of descent and distribution, that the Common Stock is being acquired for investment and to such other representations as may be required by the Company to qualify for exemption from registration of such securities or to otherwise comply with law. The requirement for any such representation may be waived by the Board of Directors.

8.2 Compliance with Rule 16b-3. If the Company has Registered Shares, the intent of this Plan is to qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent any provision of the Plan does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board of Directors and shall not affect the validity of the Plan. In the event Rule 16b-3 is revised or replaced, the Board of Directors may exercise discretion to modify this Plan in any respect necessary to satisfy the requirements of the revised exemption or its replacement.

SECTION 9. Recapitalization.

In the event that dividends are payable in Common Stock of the Company or in the event there are splits, sub-divisions or combinations of shares of Common Stock of the Company, the number of shares remaining available under the Plan in the aggregate shall be increased or decreased proportionately, as the case may be, and, subject to the discretion of the Board of Directors (a) the number of shares deliverable upon the exercise after the record date thereof of

Atlantic Tele-Network, Inc. Restricted Stock and Incentive Plan

any Award previously granted may be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price and/or (b) the number of Performance Shares issuable at the end of a Performance Period ending thereafter may be increased or decreased proportionately.

SECTION 10. Reorganization.

In case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or, in case substantially all the property or stock of the Company is acquired by any other corporation, or in case of a reorganization or liquidation of the Company, (x) the Board of Directors of the Company may, in its sole discretion, or (y) if the Board of Directors has not acted, the board of directors of any corporation assuming the obligations of the Company hereunder, shall, as to outstanding Awards, either (i) make appropriate provision for the protection of any such outstanding Awards by the substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated or otherwise reorganized corporation that will be issuable in respect of the shares of Common Stock of the Company, provided only that the excess of the aggregate Fair Market Value of the shares subject to the Awards immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate Fair Market Value of the shares subject to such Awards immediately before such substitution over the purchase price thereof, (ii) upon written notice to the Participants, provide that all unexercised Awards must be exercised within a specified number of days of the date of such notice or such Awards will be terminated, or (iii) upon written notice to the Participants, provide that the Company or the merged, consolidated or otherwise reorganized corporation shall have the right, upon the effective date of any such merger, consolidation, sale of assets or reorganization, to purchase all Awards held by each Participant and unexercised as of that date at an amount equal to the aggregate Fair Market Value on such date of the shares subject to the Awards held by such Participant over the aggregate purchase price therefor, such amount to be paid in cash or, if stock of the merged, consolidated or otherwise reorganized corporation is issuable in respect of the shares of the Common Stock of the Company, then, in the discretion of the Board of Directors, in stock of such merged, consolidated or otherwise reorganized corporation equal in fair market value to the aforesaid amount. In any such case the Board of Directors shall, in good faith, determine fair market value and may, in its discretion, advance the lapse of any waiting or installment periods and exercise dates.

SECTION 11. No Special Employment Rights.

(a) Except as may otherwise be excused by the Board of Directors, a Participant that is an employee, by the receipt of an Award, including the purchase of Restricted Stock, agrees to remain in the employ of the Company, unless earlier terminated by the Company or by the Participant by reason of death, disability or retirement of the Participant.

(b) Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant receiving a grant of any Award any right with respect to the continuation of the Participant’s employment by, or other relationship with, the Company (or any Related Corporation) or interfere in any way with the right of the Company (or any Related Corporation), subject to the terms of any employment agreement to the contrary, at any time to terminate such employment, or such relationship, or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of any Award. (Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Board of Directors.)

Atlantic Tele-Network, Inc. Restricted Stock and Incentive Plan

SECTION 12. Amendment of the Plan.

The Board of Directors may at any time and from time to time modify or amend the Plan in any respect. The termination or any modification or amendment of the Plan shall not, without the consent of a recipient of any Award, affect such Participant’s rights under any Award previously granted. With the consent of the affected Participant except where consent is not required under the Plan, the Board of Directors may amend outstanding Award Agreements relating to any Award in a manner not inconsistent with the Plan. The Board of Directors hereby reserves the right to amend or modify the terms and provisions of the Plan and of any outstanding Awards to the extent necessary to qualify any or all Awards under the Plan for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded under any applicable provisions of the Code at the time or to avoid any penalties thereunder, including any amendments that may be required under Section 409A of the Code in respect of deferred compensation. However, no amendment shall, without an affirmative vote of a majority of the Company’s shares present or represented at any meeting of the Company’s stockholders, (a) alter the group of persons eligible to participate in the Plan, or (b) except as provided in Sections 9 or 10 increase the maximum number of shares of Stock that are available for Awards under the Plan.

SECTION 13. Withholding.

The Company’s obligation to deliver shares of Restricted Stock or Performance Shares or of Common Stock upon the granting of any Award shall be subject to the satisfaction by the Participant of all applicable federal, state and local income and employment tax withholding requirements. Subject in particular cases to the disapproval of the Board of Directors, the Company may accept shares of stock of equivalent Fair Market Value (as determined in accordance with Section 1.5) in payment of any such withholding tax obligations if the Participant elects to make payment in such manner. The Participant shall make an election under Section 83(b) of the Code with respect to any Restricted Stock Award unless the making of such election is excused in writing by the Company and in any such case, only upon an undertaking, in form and substance satisfactory to the Company, by the Participant to pay, and permit the Company to withhold, taxes due upon issuance, vesting or other circumstance.

SECTION 14. Effective Date and Duration of the Plan.

14.1 Effective Date. The Plan shall become effective when approved by the Company’s stockholders (the “Effective Date”). Subject to such limitations, Awards may be granted under the Plan at any time after the Effective Date and before the date fixed herein for termination of the Plan.

14.2 Duration. Unless sooner terminated in accordance with Section 12 hereof, the Plan shall terminate upon the earlier of (i) the tenth anniversary of the date of its Effective Date or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to any Awards. If the date of termination is determined under (i) above, then Awards outstanding on such date shall continue to have force and effect in accordance with the provisions of the Award Agreement evidencing such Awards.

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SECTION 17. Governing Law. The Plan and all actions taken thereunder shall be governed by the laws of the State of Delaware.

Adopted by action of the Board of Directors

on the 11th day of March, 2005.